Exhibit 99.1

PRESS RELEASE – FOR IMMEDIATE RELEASE

Omega extends Exchange Offer for

$400 Million of its 4.950% Senior Notes DUE 2024

HUNT VALLEY, MARYLAND – October 9, 2014 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced an extension of its offer to exchange $400 million of its 4.950% Senior Notes due 2024 that have been registered under the Securities Act of 1933, for $400 million of its outstanding 4.950% Senior Notes due 2024.

Omega has extended the exchange offer so that it will now expire at 5:00 p.m. Eastern Time on October 16, 2014, unless further extended.

As of 5:00 p.m. Eastern Time on October 9, 2014, as reported by U.S. Bank National Association, the exchange agent for the exchange offer, approximately 99.875% of the outstanding notes were tendered in the exchange offer.

This press release is not an offer to exchange the outstanding notes, which may be made only pursuant to the terms of the prospectus dated August 25, 2014 and related letter of transmittal, and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the exchange offer. Copies of the prospectus and related letter of transmittal may be obtained by contacting U.S. Bank National Association at the contact information below:

By Hand, Overnight Mail, Courier,		For Information or Confirmation by
or Registered or Certified Mail:	By Facsimile:	Telephone:

U.S. Bank National Association	(651) 466-7402	1-800-934-6802
Corporate Trust Services	Attention: Specialty Finance Group
111 Fillmore Ave E.	Reference: Omega Healthcare
Mail Station EP-MN-WS2N	Investors, Inc.
St. Paul, MN 55107
Attention: Specialty Finance Group
Reference: Omega Healthcare Investors, Inc.

200 International Circle Suite 3500 Hunt Valley, MD 21030 Phone: 410-427-1700 Fax: 410-427-8800

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At June 30, 2014, Omega owned or held mortgages on 563 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 63,733 licensed beds (61,353 available beds) located in 37 states and operated by 49 third-party healthcare operating companies. In addition, Omega has one facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a real estate investment trust; and (ix) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.